UNILOGIC CONSULTING AGREEMENT


This Consulting Agreement is made on this 27th day of May 2004.

                                     BETWEEN

Craig Ogilvy, a Consultant having his mailing address at C/O Maximum Dynamics, Inc. Unit 6, College Park, Parklands, 7441, South Africa; Patricia Terhorst-Davis, a Consultant having her mailing address at 6th Floor, 4 Loop St, Cape Town, South Africa; Reunert Kharibe, a Consultant having his address at C/O Maximum Dynamics, Inc. Unit 6, College Park, Parklands, 7441, South Africa; Mpumelelo Tshume, a Consultant having his mailing address at Foyer 2, Portswood, Dock Rd, V&A Waterfront, Cape Town, South Africa; Sindiswa Mzamo, a Consultant having his mailing address at Suite 214, North Block,75 Maude St, Johannesburg, South Africa; and Andile Mbeki, a Consultant having his mailing address at C/O Suite 214, North Block,75 Maude St, Johannesburg, South Africa. The above listed Consultants shall be referred to collectively hereafter as "Consultants" or individually as "Consultant".

                                       AND

Maximum Dynamics, Inc., having its office at 2 North Cascade Avenue, Suite 1100, Colorado Springs, Colorado, 80903.

Whereas

         WHEREAS, CONSULTANTS provide business advisory services, technology development services, infrastructure development, operational and project management, business development services, and engineering services; and,

         WHEREAS, Company wishes to engage the services of CONSULTANTS;

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereto agree as follows:

DURATION

This agreement commences on the 27th day of May 2004 and will be effective until November 27, 2004, as per the terms listed herein. Thereafter it shall be reviewed for further extension on mutually agreeable terms.

FINANCIAL

CONSULTANTS shall be paid for services as set forth in Exhibit A. The fees to be paid shall be paid with shares of registered S-8 shares of Common Stock of Maximum Dynamics, Inc. and shall be priced at a twenty percent (20%) discount to today's bid of $0.16 per share. The number of shares and issued to each CONSULTANT as payment for services is set forth in Exhibit A.

BINDING

This Agreement and the certificates and other instruments delivered by or on behalf of the parties pursuant hereto constitute the entire agreement between the parties. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successor and assigns of the parties hereto, as the case may be.

APPLICABLE LAW

This Agreement is made pursuant to, and will be governed by, and construed and enforced in accordance with, the laws of South Africa.

TERMINATION

If this agreement is terminated previous to May 27, 2004, the CONSULTANT shall keep one twelfth (1/12) of the shares received as payment for every month CONSULTANT was retained.

ACCEPTED

FOR MAXIMUM DYNAMICS


BY:                                                  DATE:
    ------------------------------
         Joshua Wolcott, CFO



For CONSULTANT


BY:________________________                          DATE:
      Craig Ogilvy


BY:________________________                          DATE:
      Patricia Terhorst-Davis


BY:________________________                          DATE:
      Reunert Kharibe


BY:________________________                          DATE:
      Mpumelelo Tshume


BY:________________________                          DATE:
      Sindiswa Mzamo


BY:                                                  DATE:
      Andile Mbeki

EXHIBIT A

The following sets forth the services to be rendered by each Consultant, the fees for such services and the number of S-8 shares to be issued as payment.

Consultant                  Services                                            Fees          Shares
----------                  --------                                            ----          ------
Craig Ogilvy                Accounting and financial services                   $6,400        50,000

Patricia Terhorst Davis     Accounting, bookkeeping and compliance              $1,280        10,000

Reunert Kharibe             Trading model development for fund admin.           $60,800      475,000

Mpumelelo Tshume            Commodities trading consulting and project manag.   $6,400        50,000

Sindiswa Mzamo              Political relations and business development        $6,400        50,000

Andile Mbeki                Political relations and business development        $3,200        25,000